                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                         -------------------------------



                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

          DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) June 22, 2001

                         -------------------------------


                          HEALTH RISK MANAGEMENT, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    MINNESOTA
                 (STATE OR OTHER JURISDICTION OF INCORPORATION)

              0-18902                                41-1407407
       (COMMISSION FILE NUMBER)         (I.R.S. EMPLOYER IDENTIFICATION NO.)

                            10900 HAMPSHIRE AVENUE S.
                          MINNEAPOLIS, MINNESOTA 55438
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

                                 (952) 829-3500
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                                 NOT APPLICABLE
          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Item 5.  Other Events

         As previously disclosed by Health Risk Management, Inc. ("the Company"), as of May 18, 2001 the Company's then independent auditors Ernst & Young LLP ("E&Y") recommended that the Company increase its reserve for medical services payable at December 31, 2000 by $2.8 million, and at March 31, 2001 by an additional $2.2 million. Following discussions with the Company concerning this recommendation and other matters previously disclosed by the Company, E&Y resigned as the Company's auditors and the Company retained Milliman USA as its independent actuaries to conduct a thorough review of the Company's reserves.

         Also as previously disclosed, under Pennsylvania Insurance statutes and its contracts with the Pennsylvania Department of Public Welfare ("DPW"), the Company's HMO subsidiary HRM Health Plans (PA), Inc. (the "Plan") must meet certain minimum statutory-based net worth requirements. Because these requirements were not met at December 31, 2000 and at March 31, 2001, the Commonwealth of Pennsylvania Department of Insurance (the "Department") has the right to place the Plan into receivership and DPW has the right to terminate its contracts with the Plan. In response to the lack of adequate net worth, the Company's management presented a risk-based capital plan ("RBC plan") to the Department on April 19, 2001. On April 30, 2001, the Plan received notice that the Department required a re-submission of the RBC plan, which management submitted to the Department on May 7, 2001.

         On June 18, 2001, the Company received a final report of Milliman USA, whereby it recommended that the Company increase its reserve for medical services payable at December 31, 2000 by approximately $7.0 million, and at March 31, 2001 by an additional $3.2 million. The Company informed the Department that the actual financial results and the financial projections within the RBC plan were no longer valid based on the results of the Milliman USA actuarial review.

         On June 20, 2001, the Plan met with the Department to discuss the further weakening of the Company's and the Plan's financial situation in light of the results of the Milliman USA actuarial review and the disclosures made by the Company to the SEC in Forms 8-K/A and 10-Q/A (No. 1). As a result of this meeting, the Plan and the Department agreed to negotiate a consensual supervision or rehabilitation.

         However, on June 22, 2001, the Company was notified by DPW that it had decided to terminate the Plan's contracts with DPW effective July 31, 2001. On July 3, 2001, DPW announced that it had extended the termination date to August 31 in order to allow members covered by the Plan to consider their healthcare coverage options. This extension is a result of the Plan's consent to the monitoring of the Plan's financial and business operations by the Department.

         Also on July 3, 2001, but prior to the extension announced by DPW, the Company caused the Plan to consent to an Order of Supervision by the Department, and consent to rehabilitation if certain conditions contained in the order of supervision are not satisfied. These conditions require: that the Plan enter into a binding agreement to transfer the contracts between the Plan and DPW to a third party acceptable to the Department within a time acceptable to the Department; that no material degradation of the Plan's financial condition occur from the date of the order of supervision; and that there not be a material impairment of the Plan's ability to pay claims from the date of the order of supervision. There can be no assurance that the Plan will be able to meet these conditions.

         Subsequent to any assignments of the Plan's contracts with DPW, the Plan may be subject to rehabilitation. It is not anticipated that the Company will receive any proceeds from the sale or assignment of Plan assets.

         These conditions and other conditions previously disclosed raise substantial doubts about the Company's ability to continue as a going concern.

                                SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                HEALTH RISK MANAGEMENT, INC.

Date:  July 11, 2001            By  /s/ Leland G. LeBlanc
                                   ---------------------
                                Leland G. LeBlanc
                                Chief Financial Officer